As filed with the Securities and Exchange Commission on August 27, 2021

Registration No. 333-231540

Registration No. 333-188621

Registration No. 333-187989

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-231540

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-188621

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-187989

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. CONCRETE, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0586680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

331 North Main Street

Euless, Texas 76039

(Address of principal executive offices, including zip code)

U.S. CONCRETE, INC. LONG TERM INCENTIVE PLAN

U.S. CONCRETE, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Paul M. Jolas

U.S. Concrete, Inc.

331 North Main Street

Euless, Texas 76039

(Name and address of agent for service)

(817) 835-4105

(Telephone number, including area code, of agent for service)

Copies to:

Garrett A. DeVries

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201-2481

(214) 969-2800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On August 26, 2021, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 6, 2021, by and among U.S. Concrete, Inc. (the “Company”), Vulcan Materials Company, a New Jersey corporation (“Vulcan”), and Grizzly Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Vulcan (“Grizzly Merger Sub”), Grizzly Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Vulcan.

The Company previously registered on Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) the following: (i) the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the U.S. Concrete, Inc. Long Term Incentive Plan (the “LTIP”) and (ii) deferred compensation obligations (the “Obligations”) payable under the U.S. Concrete, Inc. Deferred Compensation Plan (the “Plan”).

This Post-Effective Amendment No. 1 is being filed by the Company to deregister the remaining unissued Common Stock and Obligations that were registered for issuance pursuant to the below-referenced Registration Statements in connection with the LTIP and the Plan:

•

Registration Statement on Form S-8 (No. 333-231540), filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 16, 2019, registering the following: (i) 336,800 shares of Common Stock underlying then-existing restricted stock units and (ii) 588,200 shares of Common Stock issuable pursuant to awards under the LTIP.

•	Registration Statement on Form S-8 (No. 333-188621), filed by the Company with the SEC on May 15, 2013, registering 941,010 shares of Common Stock issuable pursuant to awards under the LTIP.

•	Registration Statement on Form S-8 (No. 333-187989), filed by the Company with the SEC on April 18, 2013, registering $20,000,000 of Obligations issuable under the Plan.

As a result of the Merger, there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the date hereof, the Company hereby removes from registration the securities registered but unissued under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Euless, Texas, on this 27th day of August, 2021.

U.S. CONCRETE, INC.

By:	/s/ Ronnie Pruitt
Ronnie Pruitt
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed by the following persons in the capacities indicated on August 27, 2021.

Signature	Title

/s/ Stanley G. Bass Stanley G. Bass	Director

/s/ C. Samuel Todd C. Samuel Todd	Director

/s/ C. Wes Burton, Jr. C. Wes Burton, Jr.	Director and Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Ronnie Pruitt Ronnie Pruitt	President and Chief Executive Officer (Principal Executive Officer)